Randall N. Drake, C.P.A., P.A.

1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

May 24, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

In re:

China Packaging Group, Inc.
Formerly HealthPlace Corporation

File #:

333-148232

FEI #:

26-1559574

Ladies and Gentlemen:

We have read the statements by China Packaging Group, Inc., formerly HealthPlace Corporation, included under Item 4.01 of its Report on Form 8-K/A dated May 24, 2010, and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between China packaging Group, Inc. and Randall N. Drake, CPA, PA has ceased.

Very truly yours,

/s/ Randall N. Drake, CPA PA

Randall N. Drake, CPA, PA